UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2015

Marin Software Incorporated

(Exact name of registrant as specified in its charter)

Delaware	001-35838	20-4647180
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

123 Mission Street, 25th Floor San Francisco, California 94105	94105
(Address of principal executive offices)	(Zip Code)

(415) 399-2580

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

On April 30, 2015, John A. Kaelle, Marin Software’s Executive Vice President and Chief Financial Officer, who serves as Marin Software’s principal financial and accounting officer, notified Marin Software that he will be leaving Marin Software effective June 4, 2015 to spend more time with his family and to pursue other opportunities. Mr. Kaelle will continue to serve as Marin Software’s Chief Financial Officer until May 15, 2015, directing Marin Software’s financial operations and assisting with the upcoming transition. From May 16, 2015 through June 4, 2015, Mr. Kaelle will serve as a special advisor to Marin Software and will continue to provide assistance with any transition that may be necessary.

(c)

On May 4, 2015, Stephen E. Kim, 45, currently Marin Software’s Executive Vice President, General Counsel and Corporate Secretary, agreed to assume the role of interim chief financial officer, Parveen Nandal, 40, currently Marin’s Vice President, Finance, agreed to assume the role of principal financial officer and Jugnu Bhatia, 38, currently Marin Software’s Corporate Controller, agreed to assume the role of principal accounting officer, each effective May 16, 2015 and until a new chief financial officer is appointed.

Mr. Kim has served as Marin Software’s Executive Vice President, General Counsel and Corporate Secretary since October 2014. Prior to joining Marin Software, Mr. Kim worked at Diamond Foods, Inc., a consumer packaged goods company headquartered in San Francisco. During his tenure at Diamond, Stephen was Executive Vice President, General Counsel and Chief Legal and Compliance Officer from March 2014 to September 2014; Senior Vice President, General Counsel from January 2008 to March 2014; and Vice President, General Counsel from March 2005 to January 2008. Previously, Mr. Kim served as General Counsel for Oblix, Inc., an enterprise software company in Cupertino, California, from 2000 to March 2005, at which time Oblix was acquired by Oracle Corporation. Before joining Oblix, Mr. Kim was an attorney with the Palo Alto office of Wilson, Sonsini, Goodrich and Rosati from 1996 to 1999 and the New York City office of Weil Gotshal & Manages from 1994 to 1996. Mr. Kim received his J.D. from New York University School of Law, where he was an editor with the NYU Law Review, and earned his B.A. from Johns Hopkins University.

Mr. Nandal has served as Marin Software’s Vice President of Finance since September 2014 and was Senior Director of Finance from June 2013 to September 2014, leading financial planning & analysis, corporate finance and facilities. Previously, Mr. Nandal worked at Polycom, Inc., a provider of video, voice and content solutions, from March 2012 to June 2013, where he was a Senior Director of Finance. Prior to Polycom, he worked Yahoo! Inc., a digital consumer company, from April 2006 to March 2012 in various roles including corporate finance and corporate FP&A. Mr. Nandal started his career in finance in investment banking and worked with Banc of America Securities. Mr. Nandal earned his Bachelor of Technology at the Indian Institute of Technology, New Delhi, and his MBA at the University of Maryland, College Park.

Mr. Bhatia has served as Marin Software’s Corporate Controller since April 2014 and oversees all accounting, treasury, tax, SEC reporting and payroll functions. Previously, Mr. Bhatia worked at Oracle Corporation, an enterprise software company, where he served as Senior Director of Finance from September 2012 to April 2014 and as Director of External Reporting from September 2008 to August 2012. Prior to Oracle, Mr. Bhatia worked at PricewaterhouseCoopers LLP from January 2005 to August 2008. He received his Bachelor of Commerce from University of Delhi in India. He is a Certified Public Accountant (Inactive), licensed in the state of California and a Chartered Accountant from India.

Neither Mr. Kim, Mr. Nandal nor Mr. Bhatia are entering into any contract or arrangement, or any amendment or modification of an existing contract or arrangement, in connection with their assumption of the role interim chief financial officer, principal financial officer and principal accounting officer, respectively.

(e)

Until Mr. Kaelle’s departure on June 4, 2015, he will continue to receive his regular base salary. In addition, on May 4, 2015, Mr. Kaelle entered into an agreement with Marin Software providing for a release of all claims he may have against Marin Software in exchange for (a) a separation payment of ten weeks of base salary, equal to $81,923, and (b) if he timely elects to continue his existing health benefits under COBRA, reimbursement of health benefits insurance under COBRA until the earlier of (i) September 30, 2015 or (ii) the date on which he becomes eligible for health insurance coverage under another health insurance plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Marin Software Incorporated

Date: May 6, 2015	By:	/s/ Stephen E. Kim
Stephen E. Kim
EVP, General Counsel and Corporate Secretary